Exhibit 99.1

Boston Omaha Corporation Announces Second Quarter 2017 Financial Results

August 11, 2017 04:56 PM Eastern Daylight Time

OMAHA, Neb.—(BUSINESS WIRE)—Boston Omaha Corporation (NASDAQ: BOMN) (the “Company”) announced its financial results for the second quarter ended June 30, 2017 in connection with filing its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

We show below summary financial data for the second quarter of 2017 and 2016. Our Quarterly Report on Form 10-Q can be found at www.bostonomaha.com.

	Second Quarter		First Six Months
	2017	2016	2017	2016
Revenues:
Billboard Rentals	$1,215,318	$800,518	$2,229,810	$1,314,062
Premiums Earned	531,557	—	1,024,099	—
Insurance Commissions	209,598	193,761	542,766	193,761
Investment and Other Income	38,410	—	68,135	—

Total Revenues	$1,994,883	$994,279	$3,864,810	$1,507,823

Net Loss	$(1,367,816)	$(639,661)	$(2,478,027)	$(1,479,499)
Basic and Diluted Net Loss per Share	$(0.18)	$(0.11)	$(0.34)	$(0.29)

			June 30,	December 31,
			2017	2016
Total Unrestricted Cash			$101,717,930	$29,564,975

Total Assets			151,103,802	65,652,230

Total Liabilities			4,166,932	3,462,744

Total Stockholders’ Equity			$146,936,870	$62,189,486

Our book value per share was $10.49 at June 30, 2017, compared to $9.02 at December 31, 2016.

As of June 30, 2017, we had 12,955,277 shares of Class A common stock and 1,055,560 shares of Class B common stock issued and outstanding. On July 18, 2017, we sold an additional 351,880 shares of our Class A common stock to the underwriter of our 2017 public offering for net proceeds of $4,254,229. As a result, at August 11, 2017, we had 13,307,157 shares of Class A common stock and 1,055,560 shares of Class B common stock issued and outstanding.

About Boston Omaha Corporation

Boston Omaha Corporation is a public company engaged in several lines of business, including outdoor advertising and surety insurance, and maintains investments in several real estate services ventures.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Contacts

Boston Omaha Corporation

Catherine Vaughan, 617-875-8911

cathy@bostonomaha.com

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